 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2016 hhgregg, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-33600

Indiana	47-4850538
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
4151 East 96th Street
Indianapolis, Indiana 46240
(Address of principal executive offices, including zip code)
(317) 848-8710
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 15, 2016, the Board of Directors of hhgregg, Inc. ("hhgregg") increased the number of directors of hhgregg from nine to ten and elected Michael Andretti as a director to hhgregg's Board of Directors. Mr. Andretti, 53, currently serves as the Chairman, President and Chief Executive Officer of Andretti Autosport Holding Company, Inc., an auto racing team operations company, a position he has held since 2003. Prior to 2003, Mr. Andretti was a full-time professional driver in the Champion Auto Racing Team (CART) league. Mr. Andretti also serves as Chairman of the Andretti Foundation, a charitable organization. Mr. Andretti brings to hhgregg extensive experience in marketing, team leadership and savvy entrepreneurial business acumen.
Gregg Appliances Inc., a subsidiary of hhgregg, ("Gregg Appliances") has a sponsorship agreement through December 31, 2018, with Andretti Autosport 2, Inc. ("Andretti Autosport"), a subsidiary of Andretti Autosport Holding Company, Inc. Pursuant to the agreement, Andretti Autosport receives $2.75 million annually for the 2017 and 2018 racing seasons, from Gregg Appliances to sponsor an Andretti Autosport racing team.

Item 7.01.	Regulation FD Disclosure.

On September 16, 2016, the Company announced via press release the election of Michael Andretti as a director of the Company. The press release is attached hereto as Exhibit 99.1 and incorporated by reference into this item.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 16, 2016

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HHGREGG, INC.

Dated: September 20, 2016	/s/ Kevin J. Kovacs
Kevin J. Kovacs
SVP, Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated September 16, 2016

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